APPENDIX  C



                             THE ANDERSONS, INC.
                        EMPLOYEE SHARE PURCHASE PLAN


                                  SECTION I
                                   Purpose

1.1 Purpose. The purpose of The Andersons, Inc. Employee Share Purchase Plan ("the Plan") is to enable and encourage Employees to acquire an ownership interest in the Company through purchase of the Company's Common Shares, thereby permitting Employees to share in the growth in value of the Company.

1.2 Section 423 Plan. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

1.3 Effectiveness of the Plan. The Plan will be effective upon the consummation of the Merger, subject to prior approval by the Company's shareholders. The Plan will remain in effect until such time as it is amended or terminated by the Board of Directors of the Company in accordance with the terms of Section IX hereof.


                                 SECTION II
                                 Definitions

Unless the context indicates otherwise, the following terms have the meanings set forth below.

2.1  "Board" means the Board of Directors of the Company.

2.2  "Code" means the Internal Revenue Code of 1986, as amended.

2.3  "Committee" means the Compensation Committee of the Board.

2.4 "Common Shares" means the common shares, no par value per share, of the Company, or any other class of capital shares which the Company may authorize and issue from time to time, and as may be made subject to this Plan in the sole discretion of the Board.

2.5 "Company" means collectively The Andersons Management Corp. (whose corporate name from and after the effective date of the Merger shall be "The Andersons, Inc."), any successor entity in a merger or consolidation, and any subsidiary corporation, as defined in Section 4 24(f) of the Code, which elects to participate in the Plan with the approval of the Board.

2.6 "Compensation" means a Participant's total cash compensation including base pay, overtime pay and cash bonuses paid during the Plan Period through the payroll system.

2.7 "Discount to Market" means a percentage discount to the Fair Market Value of the Plan Shares for purposes of calculating the Purchase Price pursuant to Section 5.3 hereof which the Committee may authorize in its sole discretion from time to time. The Discount To Market may not be less than 0% or more than 15%.

2.8 "Fair Market Value" as of a certain date means the fair market value of . the Common Shares as determined by the Committee in its sole discretion. In making such determination, the Committee may use any of the reasonable valuation methods defined in Treasury REgulation Section 1.421-7(e)(2).

2.9 "Merger" means the merger of The Andersons, an Ohio limited partnership, with and into the Company.

2.10 "Participant" means an employee who elects to participate in the Plan prior to the first day of any Plan Period in accordance with the provisions of the Plan. All Participants shall have the same rights and privileges except as otherwise permitted by Section 423 of the Code and the Plan.

2.11 "Plan Period" shall have the meaning set forth in Section 5.1.

2.12 "Purchase Date" shall have the meaning set forth in Section 5.4.

2.13 "Purchase Price" shall have the meaning set forth in Section 5.4.


                                 SECTION III
                         Administration of the Plan

3.1 Authority of the Committee. The Plan shall be administered by the Committee. The Committee is authorized by the Board to administer and control the operation of the Plan including, but not limited to, the power to (a) subject to Section 5.2 hereof, determine eligibility for participation in the Plan, (b) subject to Section V hereof, prescribe the terms and conditions under which Plan Shares may be purchased under the Plan, and (c) interpret the Plan and adopt rules for the administration and application of the Plan.

     The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate its duties in order to facilitate the purchase and transfer of Plan Shares and to provide for the day-to-day administration of the Plan. The Committee shall control the general administration of the plan with all powers necessary to enable it to carry out its duties in that respect.

3.2 Decisions Binding. All determinations and decisions made by the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.


                                 SECTION IV
                       Number of Shares Under the Plan

4.1 Shares Subject to Plan. The Company shall reserve 300,000 Common Shares (the "Plan Shares") for issuance to and purchase by employees under this Plan, subject to adjustment pursuant to Section 4.2 hereof. Plan Shares may be Common Shares now or hereafter authorized yet unissued or Common Shares already authorized, issued and owned or purchased by the Company. If and to the extent that any right to purchase Plan Shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, Plan Shares that have not been allocated to such Participant under the Plan shall again become available for allocation to Participants as provided herein.

4.2 Change in Capitalization. In the event of a change in the capitalization of the Company due to a share split, share dividend, recapitalization, merger, consolidation, combination, or similar event or as in its sole discretion may deem appropriate, the aggregate number of Plan Shares and the terms of any existing offering shall be adjusted by the Board to reflect such change.


                                  SECTION V
                      Participation and Plan Operation

5.1 Plan Period. The Plan shall operate on a calendar year basis, with each "Plan Period" beginning on the first day of January of each year and ending on the 31st day of December of such year. The first Plan Period shall begin on January 1, 1996 and shall end on December 31, 1996.

5.2 Eligible Employees. All employees of the Company shall be eligible to participate in the Plan.

5.3  Enrollment in the Plan.

     (a) An employee may elect to participate in a Plan Period by filing with the office or offices designated by the Committee an enrollment form prescribed by the Committee authorizing payroll deductions not less than ten business days prior to the first day of such Plan Period.

     (b) Each Participant shall designate on the enrollment form the percentage of Compensation which he or she elects to have withheld for the purchase of Plan Shares, which may be any whole percentage from 1% up to and including a maximum contribution amount designated by the Committee from time to time.

     (c) Payroll deductions shall commence on the first payday following the first day of the applicable Plan Period and shall continue to the end of such Plan Period, subject to contribution changes (if any) permitted under the Plan.

     (d) A Participant may cease contributions, reenroll in the Plan, or increase or decrease the rate of contribution during the Plan Period in accordance with the rules and procedures prescribed by the Committee from time to time.

     (e) A Participant may increase or decrease the rate of payroll deduction for any subsequent Plan Period by filing, at the appropriate office, a new authorization for payroll deductions not less than ten business days prior to the first day for such subsequent Plan Period.

     (f) A Participant shall automatically participate in each successive Plan Period until the time of such Participant's withdrawal from the Plan. A Participant shall not be required to file any additional enrollment forms for any such successive Plan Period in order to continue participation in the Plan.

     (g) By enrolling in the Plan, a Participant shall be deemed to elect to purchase the maximum number of Plan Shares (including the right to fractional shares) that can be purchased with the amount in such Participant's Cash Account as of the Purchase Date; provided, however, that in addition to the limitations on Common Share ownership and other limitations set forth herein, the Committee may establish limitations on the number of Plan Shares which may be purchased by a Participant during the Plan Period.

5.4 Purchase Price. Unless otherwise specified by the Committee with respect to a certain Plan Period, the purchase price for each Plan Share to be purchased under the Plan in respect of each Plan Period (the "Purchase Price") shall be the lesser of (i) the Fair Market Value of the Common Shares less the Discount To Market as of the first day of such Plan Period or (ii) the Fair Market Value of the Common Shares less the Discount To Market as of the last day of such Plan Period, or the last day of each calendar quarter during the Plan Period, as specified by the Committee from time to time (the "Purchase Date").

5.5  Purchase of Plan Shares and Plan Account Administration.

     (a) The Company will maintain a cash account ("Cash Account") and a share account ("Share Account") in the name of and for the benefit of each Participant, for bookkeeping purposes only. On each payday the amount deducted from each Participant's Compensation will be credited to such Participant's Cash Account.

     (b) As of the Purchase Date(s) with respect to each Plan Period, the number of Plan Shares purchased by a Participant during a Plan Period will be determined by converting the Participant's Cash Account balance at each Purchase Date into Plan Shares, based upon the Purchase Price for the Plan Period, and subject to the annual limitation (if any), set by the Committee on the number of Plan Shares which may be purchased by any Participant, the limitations set forth in Section VII hereof, and the limitation on the aggregate number of Common Shares subject to the Plan set forth in Section 4.1 hereof. In the event purchases by participants at a particular Purchase Date would exceed such aggregate amount of Common Shares, allocations will be made among Participants, pro rata based on the outstanding amount in such Participant's Cash Account. If the Employee's Cash Account has a positive balance at the end of the Plan Period after being reduced by the total purchase price for the Plan Shares issued, the Employee shall receive the balance in cash.

     (c) As soon as practicable after all necessary Plan Shares have been purchased by the Committee (or its agent) for the benefit of Participants, or issued by the Company to Participants, the Committee will allocate such Shares to each Participant's Share Accounts in the following manner: (i) the Committee will allocate full Plan Shares and fractional Plan Shares to the Share Accounts of the individual Participants to the extent of the balances in their respective Cash Accounts. Each Cash Account will be charged with its pro rata share of the cost to Participants of all Plan Shares so allocated.

     (d) In the event that a Participant's Cash Account is not applied toward the purchase of Plan Shares at the end of a calendar quarter during the Plan Period (as set forth in Section 5.5(b) above), it shall be applied toward the purchase of a short term interest bearing investment. Any interest earned on such investment shall be credited to each Participant's Cash Account on a reasonable basis on the last day of the Plan Period.

     (e) Cash dividends attributable to Plan Shares allocated to a Participant's Share Account as of the record date for which such cash dividend is declared will be credited to a Participant's Cash Account as of the dividend payment date and applied to Plan Share purchases and allocations on the next Purchase Date. Share dividends or share splits attributable to Plan Shares allocated to a Participant's Share Account as of the record date for which such dividend or split is declared will be credited to Participant's Share Accounts as of the effective date of such split. All other distributions attributable to Plan Shares allocated to a Participant's Share Account will be distributed to such Participant pro rata in a manner to be determined by the Committee, consistent with the terms hereof; provided such manner treats all holders of Plan Shares equally with respect to such distribution. No person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any of the Plan Shares allocated to a Participant's Share Account.

     (f) The Plan Shares (including the right to fractional shares) purchased on behalf of a Participant shall initially be registered in the name of a Nominee. Share certificates shall be issued to each Participant for the Plan Shares held on such Participant's behalf in the name of the Nominee only upon the request of such Participant, but all rights accruing to an owner of record of such Plan Shares, including, without limitation, the rights set forth in Section 5.5(e) above, shall belong to the Participant for whose account such Plan Shares are held. Cash shall be paid to Participants in lieu of issuing share certificates for fractional shares.

     (g) Notwithstanding the foregoing, a Participant may elect, as of the first day of any calendar quarter, to have some or all of the non-fractional Plan Shares previously purchased and registered in the name of the Nominee on his or her behalf registered in the name of such Participant by giving written notification of such election to the Company or Nominee, specifying the number of full shares (if fewer than all) to be registered in the name of such Participant. In such case, the number of full shares of each class of the Company's capital shares held by the Nominee on behalf of such Participant and so specified in the Participant's notice shall be transferred to and registered in the name of such Participant as soon as administratively practicable.

     (h) Upon termination of employment for any reason, the Plan Shares held by the Nominee on behalf of such Participant shall be transferred to and registered in the name of such Participant as soon as administratively practicable. Any fractional shares remaining shall be paid in cash.

5.6 Impact of Cessation of Contributions. In the event that a Participant elects to cease elected contributions during a Plan Period, and while an Employee of the Company, all remaining contributions credited to the Participant's Cash Account during the Plan Period and not yet used to purchase Plan Shares will be applied toward the purchase of shares at the next Purchase Date unless the Participant elects in writing to receive payment of the Cash Account balance in cash without interest payment. Such cash payment will be made as soon as administratively practical following this election.

5.7  Termination of Employment.

     (a) In the event of termination of employment for reasons other than death, disability or retirement (i) the Plan Shares contained in a Participant's Share Account will automatically be distributed to the Participant and (ii) the cash in such Participant's Cash Account will automatically be distributed to the Participant with no interest payment.

     (b) In the event of termination of employment due to death, disability or retirement, the Participant (or his or her beneficiary in the event of death) may elect in writing to receive his or her Cash Account balance in cash with no interest payment, or to have the balance contained in his or her Cash Account applied toward the purchase of Plan Shares on the next applicable Purchase Date.


                                 SECTION VI
                           Rights Not Transferable

The rights and interests of any Participant in the Plan, including any right to purchase Plan Shares, shall not be transferable other than by will or the applicable laws of descent and distribution and any such right to purchase shall be exercisable only during the lifetime of such Participant, and then only by such Participant.


                                 SECTION VII
                       Limitations on Share Ownership

Notwithstanding any provision herein to the contrary, no Participant shall have a right to purchase Plan Shares if:

     (a) such Participant would, immediately after electing to purchase such shares, own Common Shares possessing 5% or more of the total combined voting power or value of all classes of capital shares of the Company or of any of its Subsidiaries, as defined by Section 424(f) of the Code; or

     (b) the rights of such Participant to purchase Plan Shares would accrue at a rate that exceeds $25,000 of Fair Market Value of such Plan Shares (determined at the time or times such rights are granted) for each calendar year for which such rights are outstanding at any time.

For purposes of the foregoing clause (a), ownership of Common Shares shall be determined by the attribution rules of Section 424(d) of the Code and Participants shall be considered to own any Common Shares which they have a right to purchase under the Plan or any other share option agreement with the Company or its Subsidiary.


                                SECTION VIII
                          Miscellaneous Provisions

8.1 Continued Employment. Nothing in the Plan shall be construed to give any employee the right to be retained in the employ of the Company or a Subsidiary or to affect the right of the Company or any Subsidiary or a Participant to terminate such employment at any time with or without cause.

8.2 Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to any Plan Shares which he or she may have a right to purchase under the Plan until the date such shares are registered in the name of such Participant or in the name of a Nominee on behalf of such Participant.

8.3 Rights to Purchase Shares. Each right to purchase Plan Shares under the Plan shall be subject to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of such right to purchase or the Plan Shares subject thereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, such right to purchase or the issue of Plan Shares pursuant thereto, then, anything in the Plan to the contrary notwithstanding, no such right to purchase may be exercised in whole or in part, and no Plan Shares shall be issued, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free from any conditions not reasonably acceptable to the Committee. The Committee is authorized upon the advice of counsel to make such amendments to the Plan as may be necessary or desirable to facilitate obtaining an effective registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering Plan Shares issued pursuant hereto.


                                 SECTION IX
                    Amendment or Termination of the Plan

9.1 Amendment. The Board may, at any time and from time to time, amend, modify or suspend the Plan, but no such amendment, modification or suspension without the approval of the shareholders shall:

     (a) increase the maximum number (determined as provided in the Plan) of Plan Shares, other than as provided in Section 4.2 hereof;

     (b) permit the issuance of any Plan Shares at a Purchase Price less than that provided in the Plan as approved by the shareholders;

     (c) cause the Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code.

9.2 Termination. This Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan. No termination of the Plan shall materially alter or impair the right of any Participant to receive the amounts in his or her Cash Account and Share Account without his or her consent. In the event of a termination of the Plan, (i) the Plan Shares contained in a Participant's Share Account will automatically be distributed to the Participant and (ii) the cash in such Participant's Cash Account will automatically be distributed to the Participant with no interest payment. All other distributions to Participants or actions necessitated by such termination shall be allocated among all Participants, pro rata according to the amounts in their Cash Accounts and Share Accounts, in a manner to be determined by the Committee, consistent with the terms hereof, provided such manner treats all Participants equally with respect to such distribution.